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                                                                  EXHIBIT 3.2.2


                            AMENDMENT TO BY-LAW NO. 1



The following sets forth an amendment to By-Law No. 1:

1. By-Law No. I is amended by deleting Section 1.0 I (g) and substituting the following in its place and stead:

         (g) "Chief Executive Officer" means the officer of the Corporation so appointed by the Board of Directors of the Corporation, or if the Corporation does not have a Chief Executive Officer or if the office of Chief Executive Officer is vacant, the President, or if the Corporation does not have a President or if the office of President is vacant, the officer of the Corporation holding the paramount office."

ENACTED by the directors of the Corporation on the 28th day of April, 1998.



                                                       /s/Roger J. Short
                                                       -----------------------
                                                        ROGER J. SHORT
                                                        President


CONFIRMED without variation by the shareholders of the Corporation on the 23rd day of November, 1998.



                                                        /s/Warren Arseneau
                                                        ----------------------
                                                        WARREN ARSENEAU
                                                        President